CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 6, 2025, with respect to the consolidated financial statements included in the Annual Report of Skillz Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Skillz Inc. on Forms S-8 (File No. 333-253394, 333-258662, and 333-292083).

/s/ GRANT THORNTON LLP

San Jose, California
March 31, 2026